UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 19, 2016

PLUG POWER INC.

(Exact name of registrant as specified in charter)

Delaware	1-34392	22-3672377
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

968 Albany Shaker Road, Latham, New York  12110

(Address of Principal Executive Offices)  (Zip Code)

(518) 782-7700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                                           Regulation FD Disclosure.

On December 19, 2016, Plug Power Inc. (the “Company”) filed preliminary prospectus supplements to the base prospectus included in the Company’s shelf registration statement on Form S-3 (No. 333-214737), filed with the SEC on November 21, 2016.  The preliminary prospectus supplements describe certain elements of the Company’s business strategy and certain recent developments, including those set forth below.

The information in this Current Report on Form 8-K furnished under this Item 7.01 shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section.  Furthermore, the information in this Current Report on Form 8-K furnished under this Item 7.01 shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing.

Recent Developments

Hercules Loan Facility

We are party to a Loan and Security Agreement with Hercules Capital, Inc., or Hercules, which provides us a secured term loan facility with an outstanding principal balance of $25.0 million as of December 12, 2016 (the “Loan Facility”).  Under the Loan Facility, we are required to comply with certain financial covenants, including maintaining a minimum level of unrestricted cash subject to an account control agreement in favor of Hercules in an amount equal to (a) 75% of our outstanding obligations under the Loan Facility plus (b) an amount equal to our outstanding accounts payable that are more than 150 days past due (if any). We failed to maintain the minimum level of unrestricted cash required by this covenant and Hercules has provided us a limited waiver, under which Hercules has waived the covenant default and modified the minimum cash covenant.

Liquidity

As of December 12, 2016, we held cash and cash equivalents of approximately $72.0 million, which consisted of $52.9 million in restricted cash (primarily cash restricted to support leasing arrangements with our customers that we service) and $19.1 million in unrestricted cash.

Debt Financing

As part of our business strategy in the ordinary course of business, we regularly consider alternatives for financings, including debt and equity financings, on an opportunistic basis.  For example, we are in negotiations with a debt lender for a senior secured loan in the aggregate amount of $25.0 million, subject to the successful negotiation of definitive loan documents.  There can be no assurance that such financing will be consummated.

Acquisitions

As part of our business strategy, we intend to consider acquisitions of companies, technologies and products that we believe could improve our ability to compete in our core markets or allow us to enter new markets.  For example, we are in negotiations to acquire a company in Europe that develops technology to produce industrial gas supplies, which we believe, if successfully acquired and integrated into our operations, may advance our hydrogen fueling strategy.  We expect that the purchase price of this acquisition will be approximately €10.0 million.  There can be no assurance that we can successfully negotiate and enter into definitive agreements for this acquisition or, even if definitive agreements are executed, that we can successfully consummate this acquisition or integrate the acquired business into our operations.

Waivers

In connection with our offerings of our common stock, Series D convertible preferred stock and warrants to purchase shares of our common stock commenced on the date of this report (the “Offerings”), we obtained a waiver from Air Liquide Investissements d’Avenir et de Demonstration, or Air Liquide, the sole holder of our Series C convertible preferred stock, pursuant to which Air Liquide agreed to waive their rights to purchase our securities in the Offerings, and agreed that the issuance of the securities in the Offerings will not result in an anti-dilution adjustment attached to the shares of our Series C convertible preferred stock.  In addition, we plan to amend our shareholder rights agreement to exempt the investor purchasing securities in the Offerings such that the issuance to, and ownership by, such investor of all of the securities purchased by such investor in the Offerings will not trigger our shareholder rights plan.

Item 8.01                                           Other Events.

For purposes of the registration statement on Form S-3 (File No. 333-214737) (the “Registration Statement”) filed by the Company, the computation of the pro forma ratio of earnings to fixed charges and preference security dividends of the Company for the nine months ended September 30, 2016 and the years ended December 31, 2015, December 31, 2014, December 31, 2013, December 31, 2012 and December 31, 2011 is filed herewith as Exhibit 12.1 and is incorporated by reference into this Current Report on Form 8-K and the Registration Statement.

Item 9.01.  Financial Statements and Exhibits

d) Exhibits.

Exhibit Number	Description
12.1	Computation of pro forma ratio of earnings to fixed charges and preference security dividends

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUG POWER INC.

Date: December 19, 2016	By:	/s/ Andrew Marsh
Andrew Marsh, Chief Executive Officer.

EXHIBIT INDEX

Exhibit Number	Description
12.1	Computation of pro forma ratio of earnings to fixed charges and preference security dividends